Dated April 23, 2018

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION and DATANG TELECOM TECHNOLOGY & INDUSTRY HOLDINGS CO., LTD. and DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

SUBSCRIPTION AGREEMENT

relating to the Subscription for

US$200,000,000 2.00 per cent. perpetual subordinated convertible securities convertible into ordinary shares of Semiconductor Manufacturing International Corporation

(to be consolidated and form a single series with the US$65,000,000 2.00 per cent. perpetual subordinated convertible securities issued on December 14, 2017)

Table of Contents

Clause	Heading	Page

1	Issue of the Subscription Securities and Publicity	1

2	Agreement by Datang Telecom and the Subscriber	3

3	Listing	3

4	Representations, Warranties and Indemnity	4

5	Undertakings of the Issuer	13

6	Conditions Precedent	16

7	Closing	18

8	Expenses	18

9	Termination	19

10	Survival of Representations and Obligations	20

11	Communications	20

12	Currency Indemnity	21

13	Contracts (Rights of Third Parties) Act 1999	21

14	Governing Law and Jurisdiction	21

15	Counterparts	22

Schedule 1 Terms and Conditions of the Securities

Schedule 2 Issuer Officer’s Certificate

i

THIS SUBSCRIPTION AGREEMENT is made on April 23, 2018, BETWEEN:

1	SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION (the “Issuer” or the “Company”);
2	DATANG TELECOM TECHNOLOGY & INDUSTRY HOLDINGS CO., LTD. (“Datang Telecom”); and
3	DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED (the “Subscriber”).
WHEREAS:

(A)
The Issuer and Deutsche Bank AG, Hong Kong Branch, Barclays Bank PLC and J.P. Morgan Securities Plc entered into a subscription agreement (the “Securities Subscription Agreement”) in relation to an issue of US$65,000,000 2.00 per cent. perpetual subordinated convertible securities (the “Securities”). The Securities shall, where the context so admits, include Securities evidenced by a global certificate (the “Global Certificate”) representing the Securities). Definitive Certificates, if required to be issued, will be in registered form in amounts of US$250,000.

(B)
Pursuant to the share purchase agreement dated November 6, 2008 entered into between the Company and Datang Telecom (as amended by the supplemental agreement dated August 22, 2014 entered into among the Company, Datang Telecom and the Subscriber), if the Company proposes to issue new Shares or securities convertible into Shares, Datang Telecom has a pre-emptive right to subscribe for (i) a pro rata portion of such new securities issued which is equivalent to the percentage of the issued share capital of the Company then owned by Datang prior to the issue of such securities or (ii) should such issue of new Shares or securities convertible into Shares result in a single investor or investor group acting in concert beneficially owning more Shares than Datang and its wholly-owned subsidiary, one Share more than the number of Shares proposed to be beneficially owned by such prospective largest shareholder of the Company. In connection with the issue of the Securities, the Company has notified Datang Telecom in writing on November 29, 2017, specifying the numbers and type of securities to be offered and the subscription price of the proposed offer. Datang Telecom delivered a notice to the Company to exercise its pre-emptive right and further subscribe for perpetual subordinated convertible securities being an aggregate amount equivalent to US$200,000,000 (the “Subscription Securities”) on December 13, 2017.

(C)
Datang Telecom, the Subscriber and the Company have agreed that the Company shall issue and Datang Telecom, through the Subscriber, shall subscribe for the Subscription Securities on and subject to the terms and conditions of this Agreement and on and subject to substantially the same terms as that of the Securities Subscription Agreement. The issue of the Subscription Securities will be consolidated and from the date of issue of the Subscription Securities form a single series with the US$65,000,000 2.00 per cent. perpetual subordinated convertible securities issued on December 14, 2017 by the Company.

1	Issue of the Subscription Securities and Publicity
1.1
Agreement to Issue the Subscription Securities: The Issuer agrees to issue the Subscription Securities to the Subscriber on the Closing Date. The Subscription Securities will be subscribed at a price equal to 100 per cent. of the principal amount of the Subscription Securities (the “Issue Price”).

1.2
The Contracts: The Issuer will, not later than the Closing Date, enter into (and provide the Subscriber with a copy of) (1) a supplemental trust deed (the “Supplemental Trust Deed”) with such amendments as approved by the Subscriber of the trust deed dated December 14, 2017 (as so amended, the “Trust Deed”) with The Bank of New York Mellon, London Branch as Trustee (the “Trustee”) and (2) a supplemental agency agreement (the “Supplemental Agency Agreement”) as approved by the Subscriber of the paying, conversion and transfer agency agreement dated December 14, 2017 (as so amended, the “Agency Agreement”) with The Bank of New York Mellon, London Branch (the “Principal Paying Agent”), the Trustee and the agents named in it. This Agreement, the Supplemental Trust Deed and the Supplemental Agency Agreement are together referred to as the “Contracts”.

1.3
Offering Circular: The Issuer prepared an offering circular (the “Offering Circular”) dated December 11, 2017 (the “Publication Date”) for use in connection with the offering of the Securities and the listing of the Securities on the Singapore Exchange Securities Trading Limited (the “Singapore Stock Exchange”).

1.4
Conditions: The terms and conditions of the Securities (the “Terms and Conditions”) are as set out in Schedule 1 of the Trust Deed and are summarised in the Offering Circular and attach to this Agreement as Schedule 1 for reference.

1.5
Definitions: In this Agreement (including the recitals), capitalised terms defined in the Terms and Conditions shall have the same meaning herein and the following expressions shall, unless the context requires otherwise, have the following meanings:

“2016 Bonds” means the US$450,000,000 zero coupon convertible bonds due 2022 issued on July 7, 2016 by the Company;

“Announcement” means the announcement dated on or around the date hereof issued by the Issuer as soon as possible following the execution of this Agreement pursuant to the requirements under the Listing Rules relating to, amongst other things, the subscription of the Subscription Securities;

“business day” means a day on which banks are open for business in London, New York City, Singapore and Hong Kong;

“Closing Date” means the date of completion of the subscription of the Subscription Securities as the Issuer and the Subscriber may agree separately, not being later than December 31, 2018;

“Company Information” has the meaning given to it in Clause 4.1.9;

“Group” means the Issuer and its subsidiaries;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Material Adverse Effect” means a material adverse effect upon the financial or trading condition or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Issuer or of the Group (taken as a whole) or would adversely affect the ability of the Issuer to perform its obligations under the Contracts or which is material in the context of the issue of the Subscription Securities;

“Share Subscription Agreement” means a share subscription agreement for the issue of 61,526,473 Shares entered into between the Issuer, Datang Telecom and the Subscriber on or about the date of this agreement relating to Datang Telecom’s exercise of its pre-emptive right;

“Subscription Securities” means the US$200,000,000 2.00 per cent. perpetual subordinated convertible securities to be issued pursuant to this Agreement to be consolidated and form a single series with the Securities.

2	Agreement by Datang Telecom and the Subscriber
2.1
Subscription: Datang Telecom, through the Subscriber, agrees to subscribe for the Subscription Securities and the Subscriber agrees to pay for the Subscription Securities at the Issue Price, amounted to US$200,000,000, on the Closing Date on the terms and conditions of this Agreement.

3	Listing
3.1
Application for Listing: The Issuer confirms that it has made or caused to be made an application for the Subscription Securities to be listed on the Singapore Stock Exchange and that it will, in accordance with the terms of this Agreement, make or cause to be made an application for the Shares to be issued on conversion of the Subscription Securities (the “New Shares”) to be listed on The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”).

3.2
Supply of Information: The Issuer agrees to deliver to the Singapore Stock Exchange copies of the Offering Circular and to take such other steps as may be required for the purpose of obtaining such listing, provided that if such listing has not been obtained by the Closing Date, the Issuer agrees that it shall use reasonable endeavours to obtain a listing of the Subscription Securities on the Singapore Stock Exchange or such other stock exchange mutually acceptable to the Subscriber and the Issuer as soon as practicable following the Closing Date, which shall include the preparation of listing particulars based on the Offering Circular and containing the relevant information required by the relevant stock exchange to obtain such listing.

3.3
Maintenance of Subscription Security Listing: The Issuer will use reasonable endeavours to obtain and maintain such listing for as long as any Subscription Security is outstanding and pay all fees and supply any and all documents, information and undertakings and publish all announcements as required by the Singapore Stock Exchange for such purpose. If, however, they are unable to maintain such listing, having used such endeavours, or if the maintenance of such listing is unduly onerous, the Issuer will instead use reasonable endeavours as soon as reasonably practicable to obtain and thereafter to maintain a listing for the Securities on such other stock exchange, as is commonly used for the quotation or listing of debt securities, prior to the Closing Date as it may (with the approval of the Subscriber) decide or, failing such decision, as the Subscriber may reasonably determine and after the Closing Date in accordance with the terms of the Trust Deed.

3.4
Share Listing: The Issuer will use reasonable endeavours to maintain the listing of the Shares on the Hong Kong Stock Exchange, and to pay all fees and supply any and all documents, information and undertakings and publish all announcements as required by the Hong Kong Stock Exchange for such purpose. If, however, it is unable to maintain such listing, having used such endeavours, the Issuer will instead use reasonable endeavours to obtain and thereafter to maintain a listing for the New Shares on such other stock exchange as it may decide.

4	Representations, Warranties and Indemnity
4.1	The Issuer represents and warrants to and (where applicable) agrees with, the Subscriber that:
4.1.1
Validity of the Subscription Securities: the Subscription Securities have been duly authorised by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the other Contracts, the Subscription Securities will constitute valid and legally binding obligations of the Issuer;

4.1.2
Status: the Subscription Securities (when issued) will constitute direct, unconditional, unsecured and subordinated obligations of the Issuer and will at all times rank pari passu without any preference among themselves. In the event of the Winding-Up of the Issuer, the rights and claims of the Securityholders in respect of the Securities (other than in relation to the Conversion Right) shall rank ahead of those persons whose claims are in respect of any Junior Securities of the Issuer, but shall be subordinated in right of payment to the claims of all other present and future senior and subordinated creditors of the Issuer, other than the claims of holders of Parity Securities of the Issuer;

4.1.3
Authorised Share Capital: the Issuer has or, prior to the Closing Date will have, sufficient authorised but unissued share capital to satisfy the issue of such number of New Shares as would be required to be issued on conversion of all the Subscription Securities at the initial conversion price and shall maintain at all times sufficient authorised but unissued share capital to satisfy the issue of sufficient New Shares at the prevailing conversion price of the Subscription Securities;

4.1.4	New Shares: the New Shares, when issued and delivered in the manner contemplated by the Subscription Securities and the Trust Deed:
(i)	will be duly and validly issued, fully-paid and non-assessable;
(ii)	will conform in all material respects to the description thereof contained in the Offering Circular;
(iii)
will rank pari passu and carry the same rights and privileges in all respects as any other class of ordinary share capital of the Issuer and shall be entitled to all dividends and other distributions declared, paid or made thereon save as provided for in the Terms and Conditions; and

(iv)	will be freely transferable, free and clear of all liens, charges, encumbrances, security interests or claims of third parties; and will not be subject to calls for further funds;
4.1.5
Restrictions: there are no restrictions on transfers of the Subscription Securities or the voting or transfer of any of the Shares or payments of dividends with respect to the Shares under laws or regulations of the Cayman Islands or Hong Kong, or pursuant to the Issuer’s constitutional documents, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it may be bound;

4.1.6
Capitalisation: the Issuer has an authorised capitalisation as set forth in the Offering Circular under the heading “Capitalisation”; and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Issuer have been duly and validly authorised and issued, are fully paid and non-assessable, and all such equity interests are owned directly or indirectly by the Issuer, free and clear of all liens, charges, encumbrances, security interests, restrictions on voting or transfer or claims of any third party;

4.1.7	Listing: all of the currently issued Shares have been duly listed on the Hong Kong Stock Exchange;
4.1.8
No non-public information: save for the matters set out in the Announcement, the Company is not in possession of any non-public information relating to the Company, any other member of the Group or their respective businesses the release of which could materially affect the trading price of the Shares and there is not in existence any material or information relating to the Company which will be required to be but has not been disclosed by the Company under the Listing Rules or the Securities Exchange Act of 1934. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the Company’s most recent annual report or subsequent public information releases (the “Company Information”) which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group; the Company Information does not include any untrue statement of a material fact or omit to state any fact necessary in order to make the statements therein not misleading in any material respect;

4.1.9
Information: all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Company, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the issue of the Subscription Securities or the Company and all publicly available information and records of the Company since 1 January 2016 (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

4.1.10
Litigation: there is no claim, litigation, arbitration, prosecution or other legal proceedings or police, legal or regulatory investigation or enquiry in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Company is aware) the Company’s executive directors, officers, properties or employees nor, so far as the Company is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Company’s executive directors, which in any such case would result in a Material Adverse Effect;

4.1.11
No Material Adverse Change: there has been no material adverse change, or any development or event involving or reasonably likely to involve a prospective material adverse change, in the financial or trading condition, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Company or the Group (taken as a whole) since 31 December 2016;

4.1.12
Incorporation: each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of any member of the Group;

4.1.13	Approvals:
(i)
each member of the Group has obtained such certificates, authorisations, licences, orders, consents, approvals or permits (“Approvals”) issued by, and has made all declarations and filings with, all appropriate national, state, local and other governmental agencies or bodies, all exchanges and all courts and other tribunals, domestic or foreign, as are required under the provisions of any applicable law in connection with the operation of its business;

(ii)
there is no breach by any member of the Group of the Approvals or provisions of any ordinance, statute or regulation governing such authorisations or licences which would result in a Material Adverse Effect nor is there any reason why any such Approvals should be withdrawn, revoked, modified or cancelled;

4.1.14
Laws and Listing Rules: the Company is not in breach of any rules, regulations or requirements of the Hong Kong Stock Exchange or any applicable laws and, in particular, the Company has complied at all times with the applicable rules and requirements under the Listing Rules and all applicable laws, save for any breach or non-compliance which is not material in the context of the issue of the Subscription Securities;

4.1.15
No order or judgment: there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which would result in a Material Adverse Effect;

4.1.16
Contingent Liabilities: no material outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group which would result in a Material Adverse Effect;

4.1.17
No default: no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default (nor has any event occurred which, with the giving of notice and/or lapse of time and/or fulfillment of any other requirement would result in a default by the Issuer or any member of the Group) of its constitutional documents or any contract or agreement which, individually or in the aggregate may have or has had a Material Adverse Effect

4.1.18	Offering Circular: on the Publication Date:
(i)
the Offering Circular contains all information with respect to the Issuer, the Group, the New Shares and the Securities which is material in the context of the issue of the Subscription Securities (including the information which, is required by applicable laws of Cayman Islands and according to the particular nature of the Issuer, the Shares and the Subscription Securities, is necessary to enable investors and their investment advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Issuer and of the rights attaching to the Shares and the Securities);

(ii)	the statements contained in the Offering Circular relating to the Issuer and to the Group, are true and accurate in all material respects and not misleading;
(iii)
the opinions and intentions expressed in the Offering Circular with regard to the Issuer and to the Group are honestly held, have been reached after considering all relevant circumstances and based on reasonable assumptions;

(iv)
there are no other facts in relation to the Issuer, the Group, the New Shares or the Securities the omission of which would, in the context of the issue and offering of the Securities make any statement in the Offering Circular misleading in any material respect;

(v)	all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements; and
(vi)
the Offering Circular does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.1.19
Financial Statements: the consolidated audited financial statements of the Issuer and its consolidated subsidiaries taken as a whole (the “Consolidated Group”) as at and for the years ended 31 December 2015 and 2016 and the unaudited consolidated financial statements of the Consolidated Group as at and for the six months ended 30 June 2017 and the unaudited consolidated financial statements of the Consolidated Group as at and for three months ended 30 September 2017 provided to the Subscriber and included in the Offering Circular were (A) prepared (i) in accordance with, in the case of the audited consolidated accounts for the Group as at and for the years ended 31 December 2015 and 2016 and the unaudited consolidated financial statements of the Consolidated Group as at and for the six months ended 30 June 2017, International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and, in the case of the unaudited consolidated financial statements of the Consolidated Group as at and for the three months ended 30 September 2017, the International Accounting Standards (“IAS”) and (ii) pursuant to the relevant laws of Hong Kong consistently applied, and (B) in each case present a true and fair view of the financial position of the Issuer and of the Consolidated Group as at the dates, and the results of operations and changes in financial position of the Issuer and of the Consolidated Group for the periods in respect of which they have been prepared;

4.1.20	Title:
(i)
the Issuer and each member of the Group has good and marketable title to all real property, personal property and any other assets owned by it (including such property or assets as described in the Offering Circular) or any rights or interests thereto, in each case as is necessary to conduct the business now operated by it (“Assets”);

(ii)
the Issuer and each member of the Group has received all necessary approvals in order to have good and marketable title to its Assets, including without limitation approvals relating to the evaluation, acquisition and perfection of such title; and

(iii)
there are no charges, liens, encumbrances or other security interests or third party rights or interests, conditions, planning consents, orders, regulations, defects or other restrictions affecting any of such Assets which could have a material adverse effect on the value of such Assets, or limit, restrict or otherwise have a material adverse effect on the ability of the relevant member of the Group to utilise or develop any such Assets and, where any such Assets are held under lease, each lease is a legal, valid, subsisting and enforceable lease, in each case except for such defects in title, lack of approvals or lack of leases which would, individually or in the aggregate, have a Material Adverse Effect;

4.1.21
Validity of Contracts: (i) the Company has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and the other Contracts, and (ii) this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by and constitutes, and the other Contracts (and their performance) will be duly authorised by the Company prior to the Closing Date and upon execution and delivery prior to or on the Closing Date will constitute, legally binding and enforceable obligations of the Company in accordance with their respective terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity;

4.1.22
Consents: there is no authorisation, consent, approval, licence or notification required for the purposes of or as a consequence of the issue of the Subscription Securities, the issue of the New Shares on conversion of the Subscription Securities, the carrying out of the other transactions contemplated by the Contracts and the Subscription Securities, or the compliance by the Issuer with the terms of the Securities or the Contracts, either from governmental, regulatory or other public bodies or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is a party, except for those which have been, or will on or prior to the Closing Date be, obtained (including but not limited to the approval for the listing of the Subscription Securities on the Singapore Stock Exchange and the approval for the listing of and permission to deal in the New Shares by the Hong Kong Stock Exchange);

4.1.23
Compliance: the execution and delivery of the Contracts, the issue of the Subscription Securities, the compliance by the Company with all of the provisions of the Contracts, the issue of the New Shares on conversion of the Subscription Securities as well as the consummation of the transactions contemplated in the Contracts do not and will not:

(i)	conflict with or result in a breach of any of the provisions of or under, the documents constituting the Issuer or its subsidiaries;
(ii)
conflict with or result in a breach or violation of, or result in any third party consent being required under, or constitute a default (nor has any event occurred which, with the giving of notice and/or the lapse of time and/or the fulfillment of any other requirement would result in a default) by the Issuer or any member of the Group under any of the terms or provisions of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant, instrument, to which any member of the Group is a party or by which any of the property or assets of any member of the Group is subject; or

(iii)
infringe any existing applicable law, order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance (Cap. 622 of the Laws of Hong Kong), the Listing Rules, the Hong Kong Code on Takeovers and Mergers or any judgment, authorisation decree or order of any court or governmental agency or body or court, domestic or foreign, having jurisdiction over any member of the Group or the property or assets of any member of the Group;

4.1.24
Pre-emptive Rights and Options: except for (i) the issue of Shares under the Share Subscription Agreement (ii) the issue of any Securities or Shares to be issued upon conversion of Securities pursuant to any pre-emptive rights arising from the share purchase agreement entered into between the Issuer and China Integrated Circuit Industry Investment Fund Co., Ltd. (“China IC Fund”) dated February 12, 2015; and (iii) the issue of Shares upon conversion of the 2016 Bonds or the Securities; and (iv) the issue of any share options and restricted share units pursuant to any share option schemes adopted in compliance with the Listing Rules and any publicly disclosed equity incentive plans of the Issuer:

(i)
there are no outstanding securities issued by the Issuer or its subsidiaries convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase or to subscribe for Shares from the Issuer or its subsidiaries; and

(ii)
there are no other or similar arrangements approved by the Board of Directors of the Issuer or a general meeting of shareholders of the Issuer providing for the issue or purchase of Shares or the subscription for Shares;

4.1.25	No Repurchases: the Issuer has not made any repurchases of shares (as defined in Rule 10.06(6)(c) of the Listing Rules) in the 30 day period prior to the date of this Agreement;

4.1.26
Anti-Money Laundering: the operations of the Issuer and each member of the Group and, to the best of the knowledge of the Issuer (after due and careful enquiry), any of the Issuer’s jointly controlled entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Issuer or any member of the Group and any of their jointly controlled entities with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Issuer (after due and careful enquiry), threatened;

4.1.27
No Unlawful Payments: neither the Issuer nor any member of the Group nor any director or officer of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any employee, agent, affiliate of or other person associated with or acting on behalf of the Issuer or any member of the Group, (i) has used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act, in violation of any applicable anti-bribery or anti-corruption law or regulation, in furtherance of an offer, promise or authorisation of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law or regulation; or (iv) has made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; and the Issuer and every member of the Group have conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain and enforce policies and procedures designed to promote and ensure compliance with, and prevent violation of, such laws, rules and regulations;

4.1.28
Sanctions: neither the Issuer nor any member of the Group nor any director or officer of, nor, to the best of the knowledge of the Issuer (after due and careful enquiry), any employee, agent, affiliate of or other person acting on behalf of the Issuer or any member of the Group:

(i)
is an individual or entity (a “Person”) currently subject or the target of any sanctions administered or enforced by the U.S. Government (including but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority (collectively, the “Sanctions”);

(ii)
is located, organized, resident or operating in a country, region or territory that is the subject or target of Sanctions, including, without limitation, the Crimea region, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”);

(iii)
has for the past five years engaged in, or is now engaged in, any dealings or transactions with any government, person, entity or project that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country;

(iv)	is or has been in violation of or subject to an investigation relating to any Sanctions;
4.1.29
Environmental Laws: each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a Material Adverse Effect. For the purpose of this Clause 4.1.30, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority;

4.1.30
Insurance: the Issuer and each member of the Group has in place all insurance policies necessary and customary for the conduct of their businesses as currently operated and for compliance with all requirements of law, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy, and each member of the Group has complied in all material respects with the terms and conditions of such policies, except where breach of this provision would not have a Material Adverse Effect;

4.1.31
Intellectual Property: the Issuer and each member of the Group owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by it in each country in which it operates as described in the Offering Circular, and neither the Issuer nor any member of the Group has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Issuer or any member of the Group therein, and which infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would have a Material Adverse Effect;

4.1.32
Winding Up or Credit Event: no event has occurred or circumstance arisen which, had the Subscription Securities already been issued, could reasonably be expected to (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement): (i) constitute a “Winding Up” or a “Credit Event”, in each case as defined in the Terms and Conditions of the Securities; or (ii) require an adjustment of the initial conversion price of the Securities;

4.1.33
Accounting Treatment: the Subscription Securities will be recorded and accounted for as “equity” of the Issuer pursuant to IFRS for the purposes of the consolidated financial statements of the Issuer, and the Issuer (following consultation with its professional advisers) is not aware of any change or amendment to, nor any change or amendment to any interpretation of, nor any proposal in relation to any of the foregoing with regards to, IFRS, as a result of which the Subscription Securities must not or must no longer be recorded as “equity” of the Issuer pursuant to IFRS.

4.2
Repetition: Subject to Clause 9, the representations and warranties contained in, or given pursuant to, Clause 4.1 shall be deemed to have been repeated on the Closing Date taking into account facts and circumstances subsisting at such date.

4.3	Indemnity:
4.3.1
The commitment of the Subscriber under this Agreement being made on the basis of the foregoing representations and warranties and agreements of the Issuer with the intention that such representations and warranties shall remain true and accurate in all respects up to and including the Closing Date and that the agreements shall have been performed on or before the Closing Date and the Issuer undertakes to pay the Subscriber on demand an amount which on an after tax basis is equal to any liability, damages, cost, claim, loss or expense (including, without limitation, legal fees, costs and expenses) (a “Loss”) incurred by it, its respective subsidiaries, affiliates or associated companies or any person who controls any of them or any of their respective directors, officers, employees or agents (each an “Indemnified Person”) in respect of or in connection with:

(i)
any breach or alleged breach of any of the representations, warranties, undertakings or agreements contained in, or deemed to be made pursuant to, this Agreement or any certificate issued by the Issuer, including (without limitation) the failure by the Issuer to issue the Subscription Securities;

(ii)
any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular (or any supplement to it), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(iii)
the failure or alleged failure by the Issuer or any member of the Group or any of their respective directors or officers to comply with any requirements of statute or regulation in relation to the issue of the Subscription Securities.

Loss shall include (without limitation) all Losses which an Indemnified Person may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any litigation, claim, action, proceeding, investigation, demand, judgment or award (each a “Claim”) (whether or not the Indemnified Person is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or in seeking advice in relation to any Claim brought or established or threatened to be brought or established against any Indemnified Parties or otherwise enforcing its rights under this Clause 4.3, which shall be additional and without prejudice to any rights which the Indemnified Person may have at common law or otherwise.

4.3.2
The Subscriber shall not have any duty or obligation, whether as fiduciary or trustee for any Indemnified Person or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this Clause 4.3 and save to the extent notified in writing to an Indemnified Person by the Subscriber, the Subscriber (without obligation) will have the sole conduct of any action to enforce such rights on behalf of the Indemnified Person. This Agreement may be terminated, amended or varied in any way and at any time by the parties hereto without the consent of any Indemnified Person.

4.3.3
For the avoidance of doubt, the amount of any claim by the Subscriber against the Issuer pursuant to Clause 4.3.1 shall be reduced by any amount recovered by an Indemnified Person pursuant to Clause 4.3.2 and vice versa, in respect of the same Loss where it has recovered such Loss from the Issuer under any such Clause.

5	Undertakings of the Issuer
The Issuer undertakes with the Subscriber that:

5.1	Taxes: the Issuer will pay:
(i)
any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in the Cayman Islands, the United Kingdom, Singapore, Hong Kong, the Grand Duchy of Luxembourg or Belgium and all other relevant jurisdictions payable on or in connection with the creation and issue of the Subscription Securities or the execution or delivery of the Contracts; and

(ii)
in addition to any amount payable by it under this Agreement, any value added, service, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it);

5.2
Delivery of Offering Circular: the Issuer will deliver to the Subscriber, without charge, from time to time as reasonably requested, such number of copies of the Offering Circular and all amendments and supplements thereto as the Subscriber may reasonably request;

5.3
Amendment: if at any time prior to the Closing Date any event shall have occurred as a result of which the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made when such Offering Circular is delivered, not misleading, or if for any other reason it shall be necessary to amend or supplement the Offering Circular, the Issuer will notify the Subscriber, and, upon reasonable request from the Subscriber, will prepare and furnish without charge to the Subscriber as many copies as the Subscriber may from time to time reasonably request of such amendment or a supplement to the Offering Circular which will correct such statement or omission and the representations and warranties contained in, or given pursuant to, Clause 4.1 will be true and accurate with respect to such amendment or supplement to the Offering Circular as if repeated as at its date;

5.4
Warranties: the Issuer will as soon as reasonably practicable, notify the Subscriber if at any time prior to payment of the subscription moneys to the Issuer on the Closing Date anything occurs which renders or may render untrue or incorrect in any respect any of its representations, warranties, agreements and indemnities herein and will as soon as reasonably practicable, take such steps as the Subscriber may reasonably require to remedy and/or publicise the fact;

5.5
Lock-up: neither the Issuer nor any person acting on its or their behalf will (a) issue, offer, sell, pledge, contract to sell or otherwise dispose of or grant options, issue warrants or offer rights entitling persons to subscribe or purchase any interest in any Shares or securities of the same class as the Subscription Securities or the Shares or any securities convertible into, exchangeable for or which carry rights to subscribe or purchase the Subscription Securities, the Shares or securities of the same class as the Subscription Securities, the Shares or other instruments representing interests in the Subscription Securities, the Shares or other securities of the same class as them, (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of the ownership of the Shares, (c) enter into any transaction with the same economic effect as, or which is designed to, or which may reasonably be expected to result in, or agree to do, any of the foregoing, whether any such transaction of the kind described in (a), (b) or (c) is to be settled by delivery of Shares or other securities, in cash or otherwise or (d) announce or otherwise make public an intention to do any of the foregoing, in any such case without the prior written consent of the Subscriber between the date hereof and the date which is 90 days after the date hereof (both dates inclusive); except for (i) the issue of any Shares under the Share Subscription Agreement, (ii) the issue of any Securities or Shares to be issued upon conversion of Securities, whether such issue is pursuant to the exercise of any pre-emptive rights arising from the share purchase agreement entered into between the Issuer and China IC Fund dated February 12, 2015 or otherwise, and (iii) the issue of any Shares to be issued upon conversion of the 2016 Bonds or the Securities; and (iv) the issue of any share options and restricted share units pursuant to any share option schemes adopted in compliance with the Listing Rules and any publicly disclosed equity incentive plans of the Issuer, and (v) the issue of any Shares which are issued as consideration for any merger or acquisition provided that (1) the aggregate value of the Shares issued (as calculated by the Current Market Price (as defined in the Terms and Conditions) is less than US$100,000,000 and (2) the Issuer procures that the person receiving such Shares executes a shareholder lock-up undertaking on substantially the same terms as provided in this Clause prior to any such issue;

5.6
Conversion: the Issuer will issue, in accordance with the Terms and Conditions, New Shares (which rank pari passu with the other Shares then outstanding) free and clear of all liens, claims, charges, security, encumbrances or like interests upon conversion of Subscription Securities pursuant to the Terms and Conditions;

5.7
Conversion Price: except for the issue of any Shares under the Share Subscription Agreement or the issue of any Securities or Shares to be issued upon conversion of the Securities as described in the Announcement (including any potential exercise of pre-emptive rights by China IC Fund), the issue of any Shares to be issued upon conversion of the Bonds, or the issue of share options and restricted share units issued pursuant to any share option schemes adopted in compliance with the Listing Rules and any publicly disclosed equity incentive plans of the Issuer, (i) between the date hereof and the Closing Date (both dates inclusive), neither the Issuer nor any person acting on its or their behalf will take, directly or indirectly, any action designed to or which constitutes or which might reasonably be expected to cause or result in an adjustment of the initial conversion price of the Securities and (ii) the Issuer will not take any action that would reduce the conversion price of the Securities below a level that may be prescribed by applicable laws and regulations from time to time (if any);

5.8
Approvals and Filing: the Issuer will use reasonable endeavours to obtain all approvals and consents and as soon as reasonably practicable make all notifications, registrations and filings as may from time to time be required in relation to the Subscription Securities and/or the New Shares;

5.9
Clearing Systems: the Issuer shall use reasonable endeavours to permit the Subscription Securities to be eligible for clearance and settlement through the facilities of Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”);

5.10	Use of Proceeds:
5.10.1	the Issuer shall use the net proceeds from the issue of the Subscription Securities in the manner specified in the Announcement;
5.10.2
neither the Issuer nor any member of the Group will directly or indirectly use the proceeds of the offering of the Subscription Securities hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person,

(i)	to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions;
(ii)	to fund or facilitate any activities of or business in any Sanctioned Country; or
(iii)
in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of any Sanctions, anti-money laundering laws as set out in Clause 4.1.27 or anti-bribery laws as set out in Clause 4.1.28;

5.11
Announcement: between the date hereof and a period of 40 days after the Closing Date (both dates inclusive), the Issuer will, and will cause its subsidiaries and affiliates and all other parties acting on its or their behalf to, without the prior consent of the Subscriber (unless prevented by applicable law or regulations), not issue any announcement concerning, or which could be material in the context of, the issue of the Subscription Securities except as required by applicable law, regulations or rules (including the Listing Rules and the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)). The Issuer further undertakes with the Subscriber that all statements of fact to be contained in the Announcement (including but not limited to the disclosure on the use of proceeds) are true and accurate in all material respects as at the date of its publication and all statements of opinion, intention, expectation or estimates of the Directors in relation to the Company and/or any of the Company’s subsidiaries contained therein (if any) are truly and honestly held and have been made on reasonable grounds after due and careful consideration, and the Announcement does not include an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect;

5.12
Financial Information: so long as any of the Subscription Securities remains outstanding the Issuer will furnish to the Subscriber, copies of financial statements and other periodic reports that the Issuer may furnish generally to holders of its debt securities;

6	Conditions Precedent
6.1	The obligations of the Subscriber to subscribe and pay for the Subscription Securities are conditional on:
6.1.1	Other Contracts: the execution and delivery (on or before the Closing Date) of the other Contracts, each in a form reasonably satisfactory to the Subscriber, by the respective parties;
6.1.2	Compliance: at the Closing Date:
(i)	the representations and warranties of the Issuer in this Agreement being true, accurate and correct at, and as if made on such date;
(ii)	the Issuer having performed all of its obligations under this Agreement to be performed on or before such date; and
(iii)	there having been delivered to the Subscriber a certificate in the form attached in Schedule 2, dated as of such date, of a duly authorised officer of the Issuer to such effect;
6.1.3
Material adverse change: after the date hereof up to and at the Closing Date, there not having occurred any change (nor any development or event involving or reasonably likely to involve a prospective change), in the financial or trading condition or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Issuer or of the Group (taken as a whole), which, in the opinion of the Subscriber, is material and adverse in the context of the issue of the Subscription Securities;

6.1.4
Other consents: on or prior to the Closing Date there shall have been obtained by the Issuer all resolutions, consents, authorities and approvals required in relation to the issue of the Subscription Securities and the performance of its obligations under the Trust Deed, the Agency Agreement and the Subscription Securities (including the consents and approvals required from all lenders);

6.1.5
Listing: the Hong Kong Stock Exchange having agreed to list the New Shares upon conversion of the Subscription Securities and the Singapore Stock Exchange having agreed, subject to any conditions reasonably satisfactory to the Subscriber, to list the Subscription Securities (or, in each case, the Subscriber being reasonably satisfied that such listing will be granted);

6.1.6	Legal Opinions: on or before the Closing Date, there having been delivered and addressed to the Subscriber opinions dated the Closing Date, of:
(i)	DLA Piper Hong Kong, legal advisers to the Issuer as to Hong Kong law; and
(ii)	Conyers Dill & Pearman, legal advisers to the Issuer as to Cayman Islands law; and
6.1.7
Government approvals: the Subscriber shall have obtained government approvals or consent for subscription of the Subscription Securities from the Ministry of Commerce, the National Development and Reform Commission, the State Administration of Foreign Exchange, and State-owned Assets Supervision and Administration Commission, if required; and

6.1.8
Shareholders’ approval: the Issuer having obtained the approval of the shareholders of the Issuer (Datang Telecom, the Subscriber and their associates (as defined in the Listing Rules) having abstained from voting) in general meeting for the issue of the Subscription Securities pursuant to this Agreement and the Shares upon conversion of the Subscription Securities (including those Shares issuable as a result of any adjustment to the conversion price pursuant to the terms and conditions of the Securities as set out in the Offering Circular);

6.2	Waiver: The Subscriber may, at its discretion and upon such terms as it thinks fit, waive compliance with the whole or any part of this Clause 6 (other than 6.1.8).
6.3	The obligations of the Issuer to issue the Subscription Securities are conditional on:
6.3.1
Shareholders’ approval: the Issuer having obtained the approval of the shareholders of the Issuer (Datang Telecom, the Subscriber and their associates (as defined in the Listing Rules) having abstained from voting) in general meeting for the issue of the Subscription Securities pursuant to this Agreement and the Shares upon conversion of the Subscription Securities (including those Shares issuable as a result of any adjustment to the conversion price pursuant to the terms and conditions of the Securities as set out in the Offering Circular);

6.3.2
Listing:  the Hong Kong Stock Exchange having agreed to list the New Shares upon conversion of the Subscription Securities and the Singapore Stock Exchange having agreed, subject to any conditions reasonably satisfactory to the Issuer, to list the Subscription Securities (or, in each case, the Issuer being reasonably satisfied that such listing will be granted); and

6.3.3
No governmental prohibition:  the issue of the Subscription Securities by the Issuer and the subscription of the Subscription Securities by the Subscriber shall not be prohibited by any law or governmental order or regulation and the Subscriber shall have obtained government approvals or consent for subscription of the Subscription Securities from the Ministry of Commerce, the National Development and Reform Commission, the State Administration of Foreign Exchange, and State-owned Assets Supervision and Administration Commission, if required.

7	Closing
7.1
Issue of the Subscription Securities: At 3:00 pm (Hong Kong time) (or such other time as may be agreed by the Subscriber and the Issuer) on the Closing Date, the Issuer will issue the Subscription Securities and procure the entry in the register of Securityholders of the name of The Bank of New York Mellon Depository (Nominee) Limited to be the holder of the Subscription Securities and will deliver to the Subscriber or its order in such place as the Subscriber may require the Global Certificate duly executed and authenticated representing the aggregate principal amount of the Subscription Securities. Delivery of the Global Certificate and completion of the register of Securityholders shall constitute the issue and delivery of the Subscription Securities; and

7.2
Payment: Against such delivery the Subscriber will pay to the Issuer the subscription moneys for the Subscription Securities (being the aggregate amount payable for the Subscription Securities calculated at the Issue Price). Such payment shall be made by a depositary (the “Common Depositary”) common to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on behalf of the Subscriber in U.S. dollars in same day settlement funds for value on the Closing Date to such US dollar account in New York City as shall be notified by the Issuer to the Subscriber not later than fifteen (15) business days prior to the Closing Date, evidence of such payment taking the form of a confirmation by the Common Depositary that it has made such payment.

8	Expenses
8.1	General Expenses: The Issuer agrees to pay:
(i)
all reasonable costs and expenses in connection with (a) the preparation and production of the Offering Circular (in proof and definitive form and any supplement or amendment thereto) and the listing particulars (if any), the Contracts and all other documents relating to the issue of the Subscription Securities, (b) the initial delivery of the Subscription Securities, and (c) the listing of the Subscription Securities on the Stock Exchange and the listing of the New Shares; and

(ii)
the documented fees and expenses of the Principal Paying Agent, the Trustee and the other agents appointed under the Agency Agreement in relation to the preparation and execution of the Contracts (including, without limitation, the fees and expenses of the Trustee’s legal advisers), the issue and authentication of the Subscription Securities and the performance of their duties under the Contracts.

8.2
Payment: All payments due under this Agreement are to be made in U.S. dollars and are stated exclusive of any applicable tax whether income taxes, withholding taxes, value added taxes, goods and services taxes, business or services taxes or similar taxes other than taxes imposed in respect of net income by a taxing jurisdiction wherein the recipient is incorporated or resident for tax purposes (“Taxes”). If any deduction or withholding for or on account of Taxes is required to be made from any payment to the Subscriber, then the Issuer shall pay an additional amount so that the Subscriber receive, free from any such withholding, deduction, assessment or levy, the full amount of the payments set out herein. The Issuer shall make appropriate payments and returns in respect of such Taxes and provide the Subscriber with an original or authenticated copy of the tax receipt.

9	Termination
9.1
Ability to Terminate: Notwithstanding anything contained in this Agreement, the Subscriber may, by written notice to the Issuer given at any time prior to payment of the net subscription monies for the Subscription Securities to the Issuer, terminate this Agreement in any of the following circumstances:

9.1.1
if there shall have come to the notice of the Subscriber any breach of, or any event rendering untrue or incorrect in any respect, any of the warranties and representations contained in this Agreement or any failure to perform any of the Issuer’s undertakings or agreements in this Agreement;

9.1.2	if any of the conditions specified in Clause 6 have not been satisfied or (if capable of being waived) waived by the Subscriber on or prior to the Closing Date;
9.1.3
if there shall have been, since the date of this Agreement, any change, or any development involving a prospective change, in national or international monetary, financial, political or economic conditions (including any disruption to trading generally, or trading in any securities of the Issuer on any stock exchange or in any over‑the‑counter market) or currency exchange rates or foreign exchange controls such as would in the opinion of the Subscriber, be likely to prejudice materially the success of the issue of the Subscription Securities or dealings in the Subscription Securities in the secondary market;

9.1.4
if, in the opinion of the Subscriber, there shall have occurred any of the following events: (i) a suspension or a material limitation in trading in securities generally on the New York Stock Exchange, the London Stock Exchange plc, the Singapore Stock Exchange and/or the Hong Kong Stock Exchange and/or any other stock exchange on which the Issuer’s securities are traded; (ii) a suspension in trading in the Issuer’s securities on the Hong Kong Stock Exchange or the Issuer’s American Depositary Receipts on the New York Stock Exchange and/or any other stock exchange on which any of the Issuer’s securities are traded (other than any suspension in connection with the issue of the Subscription Securities, or in respect of the transactions described in the Announcement (including any exercise by China IC Fund of its pre-emptive rights)); (iii) a general moratorium on commercial banking activities in the United States, Singapore, Hong Kong and/or the United Kingdom declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States, Hong Kong, Singapore or the United Kingdom; or (iv) a change or development involving a prospective change in taxation affecting the Issuer, the Securities and the Shares to be issued upon conversion of the Securities or the transfer thereof;

9.1.5
if there shall have occurred any event or series of events (including the occurrence of any local, national or international outbreak or escalation of disaster, hostility, insurrection, armed conflict, act of terrorism, act of God or epidemic) as would in the opinion of the Subscriber, be likely to prejudice materially the success of the issue of the Subscription Securities or dealings in the Securities in the secondary market.

9.2
Consequences of Termination: Upon such written notice being given this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except for any antecedent breach and that the Issuer shall remain liable under Clause 4.3 and the respective obligations of the parties under Clause 10 which would have continued had the arrangements for the subscription and issue of the Subscription Securities been completed, shall continue.

10	Survival of Representations and Obligations
The representations, warranties, agreements, undertakings and indemnities in this Agreement shall continue in full force and effect despite completion of the arrangements for the subscription and issue of the Subscription Securities or any investigation made by or on behalf of the Subscriber.

11	Communications
Addresses: Any communication shall be given by letter, fax or telephone in the case of notices to the Issuer, to it at:

No. 18 Zhangjiang Road
Pudong New Area
Shanghai 201203
The People’s Republic of China

Fax no.:          +86 21 3861 0000 (ext. 16109)
Attention:      Yong Wang

in the case of Datang Telecom, to it at:

Datang Telecom Technology & Industry Holdings Co., Ltd.
18/F Edinburgh Tower
The Landmark
15 Queen’s Road
Central
Hong Kong

Facsimile:      +86 01062301701

Attention:       Ying Tian

and in the case of the Subscriber, to it at:

Datang Holdings (Hongkong) Investment Company Limited
18/F Edinburgh Tower
The Landmark
15 Queen’s Road
Central
Hong Kong

Facsimile:      +86 01062301701

Attention:       Ying Tian

11.1	Effectiveness: Any such communication shall take effect, in the case of a letter, at the time of delivery or, in the case of fax, at the time of despatch.
11.2	Confirmations: Any communication not by letter shall be confirmed by letter but failure to send or receive the letter of confirmation shall not invalidate the original communication.

12	Currency Indemnity
12.1
Currency of Account and Payment: U.S. dollars (the “Contractual Currency”) is the sole currency of account and payment for all sums payable by a party under or in connection with this Agreement, including damages.

12.2
Extent of discharge: An amount received or recovered in a currency other than the Contractual Currency (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise), by a party hereto in respect of any sum expressed to be due to it from another party will only discharge that party to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

12.3
Indemnity: If that Contractual Currency amount is less than the Contractual Currency amount expressed to be due to the recipient under this Agreement, the relevant party will indemnify the recipient against any loss sustained by it as a result. In any event, the relevant party will indemnify the recipient against the cost of making any such purchase.

12.4
Indemnity separate: The indemnities in this Clause 12 and in Clause 4.3 constitute separate and independent obligations from the other obligations in this Agreement, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by either party hereto and will continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

13	Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14	Governing Law and Jurisdiction
14.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
14.2
Jurisdiction: The Parties hereby irrevocably submits to the non-exclusive jurisdictions of the courts of Hong Kong in any legal suit, action or proceeding arising out of or based upon this Agreement. Each of the Subscriber and the Company hereby irrevocably waives any objection which it may now or hereafter have to the service of process or the laying of venue in connection with any such proceedings.

14.3
The Issuer agrees that the process by which any legal proceedings in Hong Kong are begun may be served on it by being delivered to the Company it at its principal place of business in Hong Kong. If the Company ceases to have a place of business in Hong Kong, the Company shall forthwith appoint a further person in Hong Kong to accept service of process on its behalf in Hong Kong and notify the Subscriber of such appointment, and, failing such appointment within fifteen days, the Subscriber shall be entitled to appoint such a person by notice to the Company. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

15	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

This Agreement has been entered into on the date stated at the beginning.

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

By:

DATANG TELECOM TECHNOLOGY & INDUSTRY HOLDINGS CO., LTD.

By:

DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

By:

Schedule 1

TERMS AND CONDITIONS OF THE SECURITIES

SCHEDULE 2

ISSUER OFFICER’S CERTIFICATE

[ON THE LETTERHEAD OF THE ISSUER]

To:

Datang Holdings (Hongkong) Investment Company Limited
18/F Edinburgh Tower
The Landmark
15 Queen’s Road
Central
Hong Kong

[Date]

Dear Sirs

SUBSCRIPTION AGREEMENT RELATING TO SUBSCRIPTION OF US$200,000,000 2.00 PER CENT. PERPETUAL SUBORDINATED CONVERTIBLE SECURITIES

Pursuant to the Subscription Agreement dated [*] 2018 (the “Agreement”) made between (1) Semiconductor Manufacturing International Corporation (the “Issuer”), (2) Datang Telecom Technology & industry Holdings Co., Ltd. and (3) Datang Holdings (Hongkong) Investment Company Limited (the “Subscriber”), I hereby confirm, on behalf of the Issuer, that as at today’s date (i) the representations and warranties of the Issuer set forth in the Agreement are true, accurate and correct in all material respects at, and as if made on, today’s date; (ii) the Issuer has performed all of its obligations under the Agreement to be performed on or before today’s date and (iii) there has been no material adverse change, nor any development or event involving or reasonably likely to involve a prospective material adverse change, in the financial or trading condition or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) or properties of the Issuer or the Group (taken as a whole) since the audited consolidated financial statements of the Group dated 31 December 2016.

Yours faithfully

For and on behalf of
SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

___________________________

[Name]

Director/[Title of authorised officer]